Exhibit 10.38

CDW CORPORATION

2013 LONG-TERM INCENTIVE PLAN

FORM OF OPTION AWARD NOTICE

[Name of Optionee]

In accordance with Section 27 of the CDW Holdings LLC Unitholders Agreement, dated as of October 12, 2007 (the “Unitholders Agreement”), you have been awarded an option to purchase shares of Common Stock of CDW Corporation (the “Company”). The option is granted pursuant to the terms and conditions of the CDW Corporation 2013 Long-Term Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Stock Option to purchase from the Company [ ] shares of its Common Stock, par value $0.01 per share (the “Common Stock”), subject to adjustment as provided in Section 6.2 of the Agreement.

Option Date:	[ , ]

Exercise Price:	$[ ] per share, subject to adjustment as provided in Section 6.2 of the Agreement.

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Optionee, the Option shall be vested as of the closing of the Company’s initial public offering of the Common Stock (the “IPO Date”) with respect to [ ] shares of Common Stock and the remaining shares of Common Stock subject to the Option shall vest daily on a pro rata basis commencing on the IPO Date and continuing through if, and only if, you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries, (ii) serving as a Non-Employee Director or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Central time, on [ ]; provided, however, if such date occurs during any period when the Optionee is prohibited from trading in securities of the Company pursuant to the Company’s insider trading policy or other policy of the Company or during a period when the exercise of the

Option would violate applicable securities laws (each, a “Blackout Period”), then the period during which the Option is exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period.

CDW CORPORATION

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to CDW Corporation, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

Signature Page to Stock Option Agreement

CDW CORPORATION

2013 LONG-TERM INCENTIVE PLAN

Form of Stock Option Agreement

CDW Corporation, a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the CDW Corporation 2013 Long-Term Incentive Plan (the “Plan”), an option to purchase from the Company the number of shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect). In addition, in the event that the Company’s initial public offering of the Common Stock (the “IPO”) does not close on or before August 31, 2013, this Option shall be forfeited as of such date.

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a) Termination of Employment due to Death or Disability. If Optionee’s employment with the Company terminates by reason of Optionee’s death or Disability, then in either such case the Option shall become vested as of the date of termination with respect to a number of additional shares of Common Stock that would have become vested during the one-year period following the date of such termination if Optionee’s employment with the Company had continued through such date, and the Option may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of termination of employment and (ii) the Expiration Date. Except to the extent the Option is vested and exercisable as of the date of Optionee’s death or termination due to Disability or becomes vested and exercisable pursuant to this Section 2.2(a), the Option shall terminate as of the date of Optionee’s termination of employment.

(b) Termination by the Company Other than for Cause, Death or Disability or by Optionee. If Optionee’s employment with the Company is terminated (i) by the Company for any reason other than for Cause, death or Disability or (ii) by the Optionee by reason of the Optionee’s resignation from employment for any reason, the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.

(c) Termination by Company for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(d) Change in Control. In the event of a Change in Control, the Option, to the extent it is then outstanding, shall become fully vested and be subject to Section 5.8 of the Plan.

(e) Termination of Option During Blackout Period. If the Option shall expire under Section 2.2(a) or Section 2.2(b) during any period when the Optionee is prohibited from trading in securities of the Company pursuant to the Company’s insider trading policy or other policy of the Company or during a period when the exercise of the Option would violate applicable securities laws (each, a “Blackout Period”), then the period during which the Option is exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period.

(f) Definitions.

(i) Cause. For purposes of this Option, “Cause” shall have the meaning set forth in the employment agreement, if any, between the Optionee and the Company or any of its Subsidiaries, provided that if Optionee is not a party to an employment agreement that contains such definition, then “Cause” shall mean one or more of the following: (i) Optionee’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of Optionee’s position; (ii) Optionee’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its Subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its Subsidiaries; (iii) Optionee’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of Optionee at the direct or indirect expense of the Company or any of its Subsidiaries; (iv) Optionee’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability; (v) a material violation by Optionee of any of the Company’s or any of its Subsidiaries’ written policies or the violation by Optionee of any statutory or common law duty of loyalty to the Company or any of its Subsidiaries or affiliates; or (vi) a violation of any restrictive covenant with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) by which Optionee is bound under any agreement between Optionee and the Company and its Subsidiaries. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by Optionee in bad faith or without reasonable belief that Optionee’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

(ii) Disability. For purpose of this Option, “Disability” shall have the meaning set forth in the employment agreement, if any, between the Optionee and the Company or any of its Subsidiaries, provided that if Optionee is not a party to an employment agreement that contains such definition, then “Disability” shall mean Optionee’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Optionee’s duties and obligations to the Company or any of its Subsidiaries or, if applicable based on Optionee’s position, to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve month period, as determined in the reasonable judgment of the Board. A Disability shall be deemed to have occurred on the date that either Optionee or Optionee’s personal representative or legal guardian, on the one hand, or the Company, on the other hand, provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or on such other date as the parties shall mutually agree.

2.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) to the extent permitted by the Company (or, if the Optionee is subject to Section 16 of the Exchange Act, the Committee), by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) to the extent permitted by the Company (or, if the Optionee is subject to Section 16 of the Exchange Act, the Committee), by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.1, have been paid.

2.4. Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3. Clawback of Proceeds.

3.1. Clawback of Proceeds. If Optionee violates any agreement between Optionee and the Company or its Subsidiaries with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property), including Section 5 of this Agreement: (i) the Option shall be forfeited and (ii) the Optionee shall immediately remit a cash payment to the Company equal to the difference between (A) the Fair Market Value of a share of Common Stock on the date on which the Company first became aware of such violation or the date of Optionee’s termination of employment, whichever is greater, and (B) the per share Exercise Price, multiplied by (y) the number of shares of Common Stock purchased pursuant to the exercise of the Option. The remedy provided by this Section 3 shall terminate at such time as the Institutional Investors (as defined below) collectively hold less than 10% of the number of shares of Common Stock held by the Institutional Investors as a result of the Distribution (as defined below). In addition, the remedy provided by this Section 3 shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Optionee in respect of a breach by the Optionee of any duty or obligation to the Company.

3.2. Right of Setoff. The Optionee agrees that by accepting the Award Notice the Optionee authorizes the Company and its affiliates to deduct any amount or amounts owed by the Optionee pursuant to this Section 3 from any amounts payable by or on behalf of the Company or any affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay, bonus or the settlement of the Option or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.

3.3. Definitions. For purposes of this Section 3, the following terms shall have the following meanings:

(a) “Competitive Activity” means Optionee becoming employed by, performing services for, or otherwise becoming associated with (as an employee, officer, director, manager, partner or consultant or member, stockholder or investor owning more than a 2% interest or other similar role) a Competitor (as defined below) of the Company.

(b) “Distribution” means the distribution of shares of Common Stock by CDW Holdings LLC, a Delaware limited liability company, to its members immediately prior to the pricing of the IPO.

(c) “Institutional Investors” means, collectively, Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership, Providence Equity Partners VI L.P., a Delaware limited partnership, and Providence Equity Partners VI-A L.P., a Delaware limited partnership.

4. Transfer Restrictions and Investment Representations.

4.1. Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

4.2. Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

5. Noncompete, Nonsolicitation and Confidentiality. Optionee acknowledges that in the course of his or her employment with or provision of services to the Company or its Subsidiaries, Optionee has and will become familiar with trade secrets and other confidential information concerning the Company and its Subsidiaries and that Optionee’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries. Optionee also acknowledges that the Company’s Confidential Information (as this and other terms used herein are defined below) will retain continuing vitality throughout and beyond the Noncompetition Period, and that should Optionee leave the Company and work for a Competitor during the Noncompetition Period, it would be highly likely, if not inevitable, that Optionee would use or disclose the Company’s Confidential Information. For these and other reasons, Optionee agrees and acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests.

5.1. Noncompete. In consideration for the issuance of the Option and other good and valuable consideration, Optionee agrees not to become employed by, perform services for, form, develop, or otherwise become associated with (as an employee, officer, director, manager, partner or consultant or member, stockholder or investor owning more than a 2% interest or other similar role) a Competitor of the Company or any of its Subsidiaries at any time during Optionee’s employment with or service to the Company or any of its Subsidiaries or for twelve months after the termination of Optionee’s employment with or service to the Company or any of its Subsidiaries (the “Noncompetition Period”). For purposes of this Section 5, “Competitor” shall mean any Person conducting or planning to conduct a business similar to and in competition with any business conducted or planned by the Company or any of its Subsidiaries in any geographic area in which the Company or any of its Subsidiaries is conducting such business or plans to conduct such business as of the date of termination of Optionee’s employment with or services to the Company or its Subsidiaries, if Optionee, while employed by or providing services to the Company or any of its Subsidiaries, was involved in such business or had knowledge of the operations of such business or received or was otherwise in possession of Confidential Information as defined in Section 5.6 regarding such business. For purposes of illustration only, the parties agree that each of the corporations, other enterprises or Persons set forth on Schedule I attached hereto is a “Competitor” of the Company and its Subsidiaries as of the date hereof, it being acknowledged and agreed that (x) such list is only representative of the Company’s current Competitors but not exhaustive and is not intended to include all of the Company’s or its Subsidiaries’ current Competitors and (y) other Persons could become Competitors of the Company or its Subsidiaries at a future date.

5.2. Nonsolicitation. Optionee further agrees that during the Noncompetition Period Optionee shall not (i) in any manner, directly or indirectly, solicit any CDW Employee or induce or attempt to induce any CDW Employee to terminate or abandon his or her employment for any purpose whatsoever or (ii) on behalf of any Competitor, call on, service, solicit or otherwise do business with any CDW Vendor or CDW Customer.

5.3. Exceptions. Nothing in this Section 5 shall prohibit Optionee from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Optionee has no active participation in the business of such corporation.

5.4. Extension. Because the protection of the Company’s Confidential Information requires that Optionee not perform the activities described in Sections 5.1 and 5.2 for the full Noncompetition Period, Optionee agrees that the Noncompetition Period provided in Section 5 shall be extended for any time during which Optionee breaches this Agreement, such that Optionee does not perform the proscribed activities for a time period equal to the full amount of time provided in Section 5.

5.5. Reformation. If, at any time of enforcement of this Section 5, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 5.

5.6. Confidentiality. Other than as required in the ordinary course of Optionee’s employment by the Company or its Subsidiaries, and except as specifically authorized by the Board or Optionee’s direct supervisor, Optionee shall not at any time make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its Subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its Subsidiaries not available to the public generally or to Competitors (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission by Optionee or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Optionee gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of Optionee’s employment or service with the Company or any of its Subsidiaries, Optionee shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Optionee may then possess or have under his/her control (together with all copies thereof).

5.7. Acknowledgements. Optionee acknowledges that the provisions of this Section 5 are in addition to, and not in limitation of, any obligation of Optionee under the terms of any employment or other agreement with the Company or any Subsidiary, and in consideration of (i) employment by the Company or its Subsidiaries or retention to provide services to the Company and its Subsidiaries and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Optionee agrees and acknowledges that the restrictions contained in this Section 5 do not preclude Optionee from earning a livelihood, nor do they unreasonably impose limitations on Optionee’s ability to earn a living. In addition, Optionee acknowledges (i) that the business of the Company or its Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including Optionee), it is expected that the Company or its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States, and (iii) as part of Optionee’s responsibilities, Optionee will be conducting business throughout the United States in furtherance of the Company’s business and its relationships. Optionee agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of this Section 5 outweighs any potential harm to Optionee of its enforcement by injunction or otherwise. Optionee acknowledges that Optionee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Optionee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and Affiliates now existing or to be developed in the future. Optionee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical scope.

5.8. Definitions. For purposes of this Section 5 the following terms shall have the following meanings:

(a) “CDW Customer” means (i) any person or entity that purchased any products or services from the Company or any of its Subsidiaries or affiliates at any time within a two year period prior to Optionee’s termination (for whatever reason) from the Company or (ii) any person or entity with respect to whom, at any time during the one year period prior to Optionee’s termination (for whatever reason) from the Company, Optionee submitted or assisted in the development or submission of a presentation or proposal of any kind on behalf of the Company or any of its Subsidiaries or affiliates, acquired or had access to any Confidential Information or had contact with as a result of Optionee’s employment with the Company.

(b) “CDW Employee” means any person who was an officer, manager-level or other key employee or any material group of employees of the Company or any of its Subsidiaries or affiliates either (i) at any time within three months of the prohibited contact; or (ii) at any time within three months of Optionee’s termination (for whatever reason) from the Company.

(c) “CDW Vendor” means any person or entity that provided goods or services to the Company or any of its Subsidiaries or otherwise did business with the Company or any of its Subsidiaries at any time within a two-year period prior to Optionee’s termination (for whatever reason) from the Company.

(d) “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, governmental entity or department, agency or political subdivision thereof.

5.9. Remedies. The parties hereto shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

6. Additional Terms and Conditions.

6.1. Withholding Taxes. (a) As a condition precedent to the issuance of Common Stock following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.

(b) Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Company (or, if the Optionee is subject to Section 16 of the Exchange Act, the Committee), delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Company (or, if the Optionee is subject to Section 16 of the Exchange Act, the Committee), authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the minimum amount of the Required Tax Payments, then the number of shares of Common Stock to be delivered or withheld may be rounded up to the next nearest whole share of Common Stock. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

6.2. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 6.1.

6.5. Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

6.6. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.7. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.8. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.9. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, Attn: Treasury Department, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.10. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.

6.12. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, including without limitation Section 27 of the Unitholders Agreement, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. The issuance of the Option hereunder shall be in full satisfaction of the Company’s obligations under Section 27 of the Unitholders Agreement.

6.13. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

6.14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.15. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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